EXHIBIT 23.8

   Consent of Deloitte & Touche LLP as accountants for National Business Bank



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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the balance sheet of National Business Bank as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from November 3, 1998 (commencement of operations) to December 31, 1998, appearing in and incorporated by reference in the Prospectus, which is part of Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc.

DELOITTE & TOUCHE LLP

Los Angeles, California
January 7, 2000

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